Stradley Ronon Stevens & Young, LLP

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December 1, 2017

Board of Trustees, Franklin Value Investors Trust

One Franklin Parkway

San Mateo, CA 94403-1906

Re:      Agreement and Plan of Reorganization (“Plan”) made as of November 24, 2017, by Franklin Value Investors Trust (“FVIT”), a statutory trust created under the laws of the State of Delaware, on behalf of its series, the Franklin MidCap Fund (the “MidCap Fund”) and the Franklin Small Cap Value Fund (the “Small Cap Fund”)

Ladies and Gentlemen:

            You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the “Reorganization”), which will consist of: (i) the acquisition by FVIT, on behalf of the Small Cap Fund, of substantially all of the property, assets and goodwill of the MidCap Fund in exchange solely for full and fractional Class A, Class C, Class R and Advisor Class shares of beneficial interest, with no par value, of the Small Cap Fund (“Small Cap Fund Shares”); (ii) the distribution of the Small Cap Fund Shares to the holders of Class A, Class C, Class R and Advisor Class shares of beneficial interest, with no par value, of the MidCap Fund (the “MidCap Fund Shares”), respectively, according to their respective interests in the MidCap Fund, in complete liquidation of the MidCap Fund; and (iii) the dissolution of the MidCap Fund as soon as is practicable after the closing (hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Plan.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

            In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, dated as of November 24, 2017; (b) the prospectus/proxy statement provided to shareholders of the MidCap Fund in connection with a Special Meeting of Shareholders on October 27, 2017; (c) certain representations concerning the Reorganization made to us by FVIT on behalf of  the MidCap Fund and the Small Cap Fund, in a letter dated December 1, 2017 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

Board of Trustees, Franklin Value Investors Trust

December 1, 2017

            For purposes of this opinion, we have assumed that the MidCap Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Small Cap Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

            Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the MidCap Fund and the Small Cap Fund, it is our opinion that for federal income tax purposes:

1.                  The acquisition by the Small Cap Fund of substantially all of the assets of the MidCap Fund, as provided for in the Plan, in exchange solely for Small Cap Fund Shares followed by the distribution by the MidCap Fund to its shareholders of Small Cap Fund Shares in complete liquidation of the MidCap Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the MidCap Fund and the Small Cap Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.                  No gain or loss will be recognized by the MidCap Fund upon the transfer of substantially all of its assets to the Small Cap Fund in exchange solely for Small Cap Fund Shares under Sections 361(a) and 357(a) of the Code.

3.                  No gain or loss will be recognized by the Small Cap Fund upon the receipt by it of substantially all of the assets of the MidCap Fund in exchange solely for issuance of Small Cap Fund Shares under Section 1032(a) of the Code.

4.                  No gain or loss will be recognized by the MidCap Fund upon the distribution of Small Cap Fund Shares to its shareholders in complete liquidation of the MidCap Fund (in pursuance of the Plan) under Section 361(c)(1) of the Code.

5.                  The tax basis of the assets of the MidCap Fund received by the Small Cap Fund will be the same as the tax basis of such assets to the MidCap Fund immediately prior to the Reorganization under Section 362(b) of the Code.

Board of Trustees, Franklin Value Investors Trust

December 1, 2017

6.                  The holding periods of the assets of the MidCap Fund received by the Small Cap Fund will include the periods during which such assets were held by the MidCap Fund under Section 1223(2) of the Code.

7.                  No gain or loss will be recognized by the shareholders of the MidCap Fund upon the exchange of their MidCap Fund Shares solely for Small Cap Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code.

8.                  The aggregate tax basis of Small Cap Fund Shares received by the shareholders of the MidCap Fund  (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of MidCap Fund Shares exchanged therefor under Section 358(a)(1) of the Code.

9.                  The holding period of Small Cap Fund Shares received by shareholders of the MidCap Fund (including fractional shares to which they may be entitled) will include the holding period of MidCap Fund Shares surrendered in exchange therefor, provided that the shareholder held MidCap Fund Shares as a capital asset on the Closing Date of the Reorganization under Section 1223(1) of the Code.

10.              The Small Cap Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of the MidCap Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

            Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the MidCap Fund, the Small Cap Fund or any MidCap Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

            Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

            Our opinion is conditioned upon the performance by FVIT on behalf of the MidCap Fund and the Small Cap Fund of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

Board of Trustees, Franklin Value Investors Trust

December 1, 2017

            We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Stradley Ronon Stevens & Young, LLP